Exhibit 10.5

CHANGE IN CONTROL AGREEMENT

This Change in Control Agreement (this “Agreement”) is entered into as of January 9, 2017 by and between Bancorp 34, Inc, a Maryland corporation (the “Company”) and Kimberly Yacuel (“Officer”). Any reference to the “Bank” shall mean Bank 34, a federally-chartered savings association that is the wholly-owned subsidiary of the Company.

WHEREAS, the Company wishes to assure itself of the continued services of Officer as Sr. Vice President, Chief Operations Officer of the Company (the “Officer Position”) for the period provided in this Agreement; and

WHEREAS, in order to induce Officer to continue employment with the Company and to provide further incentive to achieve the financial and performance objectives of the Company, the parties desire to specify the benefits which shall be due to Officer in the event of a Change in Control (as defined below).

NOW THEREFORE, in consideration of the mutual agreements herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1.             Term of Agreement. The term of this Agreement shall commence as of the Effective Date and shall continue through January 1, 2019. Commencing on January 1, 2018 and continuing on each January 1 thereafter (each a “Renewal Date”), the term of this Agreement shall renew for an additional year such that the remaining term of this Agreement shall be twenty-four (24) months, provided, however, that in order for this Agreement to renew, the disinterested members of the Board of Directors of the Company (the “Board”) must take the following actions within the time frames set forth below prior to the Renewal Date: (i) at least sixty (60) days prior to each Renewal Date, conduct a comprehensive performance evaluation and review of Officer for purposes of determining whether to extend this Agreement, and (ii) affirmatively approve the renewal or nonrenewal of this Agreement, which decision shall be included in the minutes of the Board’s meeting. If the decision of such disinterested members of the Board is not to renew this Agreement, then the Board shall provide the Executive with a written notice of non-renewal (“Non-Renewal Notice”) at least thirty (30) days prior to any Renewal Date, such that this Agreement shall terminate at the end of twelve (12) months following such Renewal Date. In the event that the Board fails to conduct the comprehensive evaluation of Officer’s performance, this Agreement shall not renew unless and until the Board conducts such performance evaluation. If the Board fails to inform Officer of its determination regarding the renewal or non-renewal of this Agreement, the Officer may request, in writing, the results of the Board’s action (or non-action) and the Board shall, within thirty (30) days of the receipt of such request, provide a written response to Officer. Reference herein to the term of this Agreement shall refer to both the initial term and any extensions thereof. Notwithstanding the foregoing, in the event that, during the term of this Agreement, the Company has entered into an agreement to effect a transaction that would be considered a Change in Control as defined below, then the term of this Agreement shall be automatically extended on the effective date of the Change in control and shall terminate twenty-four (24) months following the effective date of the Change in Control.

2.             Definitions. The following words and terms shall have the meanings set forth below for purposes of this Agreement.

(a)          Base Salary. Officer’s “Base Salary” for purposes of this Agreement shall mean the base salary paid to Officer by the Bank or the Company (as applicable).

(b)          Change in Control. For purposes of this Agreement, the term “Change in Control” shall mean the occurrence of any of the following events:

(i)          Merger: The Company merges into or consolidates with another entity, or merges another bank or corporation into the Bank or the Company, and as a result, less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Company or the Bank immediately before the merger or consolidation;

(ii)         Acquisition of Significant Share Ownership: There is filed, or is required to be filed, a report on Schedule 13D or another form or schedule (other than Schedule 13G) required under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of 25% or more of a class of the Company’s voting securities; provided, however, this clause (ii) shall not apply to beneficial ownership of the Company’s voting shares held in a fiduciary capacity by an entity of which the Company directly or indirectly beneficially owns 50% or more of its outstanding voting securities;

(iii)         Change in Board Composition: During any period of two (2) consecutive years, individuals who constitute the Company’s Board of Directors at the beginning of the two-year period cease for any reason to constitute at least a majority of the Company’s Board of Directors; provided, however, that for purposes of this clause (iii), each director who is first elected by the board (or first nominated by the board for election by the stockholders) by a vote of at least two-thirds (2/3) of the directors who were directors at the beginning of the two-year period or who is appointed to the board as the result of a directive, supervisory agreement or order issued by the primary federal regulator of the Company or by the Federal Deposit Insurance Corporation (“FDIC”) shall be deemed to have also been a director at the beginning of such period; or

(iv)        Sale of Assets: The Company sells to a third party all or substantially all of its assets.

(c)            Good Reason. For purposes of this Agreement, “Good Reason” shall exist upon the occurrence of any of the following, without Officer’s express written consent:

(i)          the failure of the Company to reappoint or re-elect Officer to the Officer Position;

(ii)         a material reduction in Officer’s Base Salary or benefits provided to Officer (other than a reduction or elimination of Officer’s benefits under one or more benefit plans maintained by the Company or the Bank as part of a good faith, overall reduction or elimination of such plans or benefits applicable to all participants in a manner that does not discriminate against Officer (except as such discrimination may be necessary to comply with applicable law));

(iii)         a material reduction in Officer’s authority, duties or responsibilities from the position and attributes associated with the Officer Position (or any successor executive position held by Officer);

(iv)        a relocation of Officer’s principal place of employment by more than twenty-five (25) miles from the Officer’s principal place of employment as of the date of this Agreement; or

(v)         a material breach of this Agreement by the Company.

Upon the occurrence of any of the above, Officer can terminate for Good Reason and receive a payment hereunder, subject to the following. Prior to any termination of employment for Good Reason, Officer must first provide written notice to the Board within ninety (90) days following the initial existence of the condition, describing the existence of such condition, and the Company shall thereafter have the right to remedy the condition within thirty (30) days of the date the Board received the written notice from Officer, but the Company may waive its right to cure. If the Company remedies the condition within such thirty (30) day cure period, then no Good Reason shall be deemed to exist with respect to such condition. If the Company does not remedy the condition within such thirty (30) day cure period, then Officer may deliver a notice of termination for Good Reason at any time within sixty (60) days following the expiration of such cure period.

(d)            Termination for Cause. Termination for Cause shall mean termination because of, in the good faith determination of the Board, Officer’s:

(i)          personal dishonesty;

(ii)         willful misconduct;

(iii)        incompetence;

(iv)        breach of fiduciary duty involving personal profit;

(v)         intentional failure to perform stated duties;

(vi)        willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order; or

(vii)       material breach by Officer of any provision of this Agreement.

Notwithstanding the foregoing, Officer shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Officer a notice of termination which shall include a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the disinterested members of the Board that Officer was guilty of the conduct described above.

3.             Benefits in Connection with a Change in Control. In the event of Officer’s involuntary termination of employment by the Company for reasons other than Termination for Cause, or a voluntary termination of employment by Officer for Good Reason occurring either (a) within six (6) months prior to a Change in Control or (b) on or after a Change in Control, the Company shall pay Officer, or in the event of Officer’s subsequent death, Officer’s beneficiary or estate, as the case may be, as severance pay, a cash lump sum payment equal to one (1) times Officer’s highest rate of Base Salary and one(1) times the average bonus paid to Officer during the calendar year of the Change in Control (if Officer is employed in such year) and the two (2) calendar years immediately preceding. Such payment will be subject to applicable withholding taxes, and shall be payable within ten (10) days following the effective date of the Change in Control, or if later, within ten (10) days following Officer’s date of termination.

4.             280G Cutback. Notwithstanding anything in this Agreement to the contrary, in no event shall the aggregate payments or benefits to be made or afforded to Officer under this Agreement , either as a stand-alone benefit or when aggregated with other payments to, or for the benefit of, Officer (collectively referred to as the “Change in Control Benefits”) that are contingent on a change in control (as defined under Code Section 280G), constitute an “excess parachute payment” under Code Section 280G or any successor thereto, and in order to avoid such a result, Officer’s benefits payable under this Agreement shall be reduced by the minimum amount necessary so that the Change in Control Benefits that are payable to Officer are not subject to penalties under Code Sections 280G and 4999.

5.             Source of Payments. All payments provided in this Agreement shall be timely paid by check or direct deposit from the general funds of the Company (or any successor of the Company).

Notwithstanding any provision of this Agreement to the contrary, to the extent payments and benefits, as provided for under this Agreement, are paid or received by Officer under the Change in Control Agreement in effect between Officer and the Bank, the payments and benefits paid by the Bank will be subtracted from any amount or benefit due simultaneously to Officer under similar provisions of this Agreement.

6.             Entire Agreement. This Agreement embodies the entire agreement between the Company and Officer with respect to the matters agreed to herein. All prior agreements between the Company and Officer with respect to the matters agreed to herein are hereby superseded and shall have no force or effect, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Officer of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that Officer is subject to receiving fewer benefits than those available to Officer without reference to this Agreement.

7.             No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

8.             Binding on Successors. The Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Company, expressly and unconditionally to assume and agree to perform the Company’s obligations under this Agreement, in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place.

9.             Modification and Waiver.

(a)           This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(b)           No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

10.          Required Provisions.

(a)           The Board may terminate Officer’s employment at any time, but any termination by the Company’s Board other than Termination for Cause shall not prejudice Officer’s right to compensation or other benefits under this Agreement. Officer shall have no right to receive compensation or other benefits for any period after Officer’s Termination for Cause.

(b)           Notwithstanding anything herein contained to the contrary, any payments to Officer by the Company, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the FDI Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.

(c)           Notwithstanding anything else in this Agreement to the contrary, Officer’s employment shall not be deemed to have been terminated unless and until Officer has a Separation from Service within the meaning of Code Section 409A. For purposes of this Agreement, a “Separation from Service” shall have occurred if the Company and Officer reasonably anticipate that either no further services will be performed by Officer after the date of termination (whether as an employee or as an independent contractor) or the level of further services performed is less than fifty (50) percent of the average level of bona fide services in the thirty-six (36) months immediately preceding the termination. For all purposes hereunder, the definition of Separation from Service shall be interpreted consistent with Treasury Regulation Section 1.409A-1(h)(ii).

(d)           Notwithstanding the foregoing, in the event Officer is a Specified Employee (as defined herein), then, solely, to the extent required to avoid penalties under Code Section 409A, Officer’s payments shall be delayed until the first day of the seventh month following Officer’s Separation from Service. A “Specified Employee” shall be interpreted to comply with Code Section 409A and shall mean a key employee within the meaning of Code Section 416(i) (without regard to paragraph 5 thereof), but an individual shall be a “Specified Employee” only if the Bank or Company is or becomes a publicly traded company.

11.           Governing Law. This Agreement shall be governed by the laws of the State of New Mexico but only to the extent not superseded by federal law.

12.           Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by binding arbitration, as an alternative to civil litigation and without any trial by jury to resolve such claims, conducted by a single arbitrator mutually acceptable to the Company and Officer, sitting in a location selected by the Company within fifty (50) miles from the main office of the Company, in accordance with the rules of the American Arbitration Association’s National Rules for the Resolution of Employment Disputes then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

13.           Payment of Legal Fees. To the extent that such payment(s) may be made without triggering penalty under Code Section 409A, all reasonable legal fees paid or incurred by Officer pursuant to any dispute relating to this Agreement shall be paid or reimbursed by the Company, provided that the dispute is resolved in Officer’s favor, and such reimbursement shall occur no later than sixty (60) days after the end of the year in which the dispute is settled or resolved in Officer’s favor.

14.           Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To the Company:	Bancorp 34, Inc. 500 East 10th Street Alamogordo, New Mexico 88310 Attn: Jill Gutierrez, Chief Executive Officer
To Officer:	Most recent address on file with the Bank
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IN WITNESS WHEREOF, this Agreement is entered into as of the date first above written.

BANCORP 34, INC.

By:	/s/ Jill Gutierrez
Name:	Jill Gutierrez
Title:	Chief Executive Officer

OFFICER

/s/ Kimberly Yacuel
Kimberly Yacuel